EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2016 Results

Quarterly Dividend Increased to $0.12 per Share

News Highlights:

  Americas posts 11.7% adjusted operating margin and 3% organic revenue growth for fiscal 2016
  EMEA's industrial modernization nears completion, laying the foundation for improved profitability in fiscal 2017
  Results include significant favorable impact from reversal of tax valuation allowance and gain on partial sale of unconsolidated affiliate

GRAND RAPIDS, Mich., March 22, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $747.9 million and net income of $77.5 million, or diluted earnings per share of $0.62. Excluding restructuring costs, adjusted earnings were $0.64 per share.  During the fourth quarter, the company reversed its valuation allowance recorded against net deferred tax assets in France and recorded a gain from the partial sale of an investment in an unconsolidated affiliate. These fourth quarter significant items, net of the associated variable compensation expense and income tax expense, had a combined favorable impact on diluted earnings per share of approximately $0.42.  In the prior year, Steelcase reported $749.9 million of revenue, diluted earnings of $0.18 per share and adjusted earnings of $0.21 per share.

Organic revenue growth in the fourth quarter compared to the prior year was 1 percent after adjusting for approximately $17.4 million of unfavorable currency translation effects and the impact of a small acquisition.  The Americas and EMEA posted organic revenue growth of less than 1 percent each, while the Other category posted organic growth of 4 percent.  The modest organic growth in EMEA in the current quarter compares to 23 percent organic revenue growth in the prior year, which was primarily related to strong project business.

“We are pleased with the strong operating income performance in the Americas and the improvement in the EMEA operating loss as compared to the second and third quarters,” said Jim Keane, president and CEO.  “Economic and political uncertainty continue to affect CEO confidence in the U.S., which is highly correlated with our industry demand patterns.  Our U.S. industry association reported year-over-year declines in demand for January and February, following decelerating growth rates in the second half of calendar 2015.  We still expect to see modest growth in fiscal 2017, in part because of the more than 20 new products we are launching in the U.S. to address areas where demand is strengthening.”

Current quarter operating income of $25.8 million compares to operating income of $37.0 million in the prior year.  Excluding restructuring costs, fourth quarter adjusted operating income of $29.5 million declined by $14.0 million compared to the prior year.  Current quarter operating income included approximately $13.7 million of variable compensation expense associated with the significant items recorded during the quarter.

Cost of sales was 68.3 percent of revenue in the current quarter, an improvement of 60 basis points compared to the prior year. In the Americas, cost of sales as a percentage of revenue increased 10 basis points over the prior year, as the benefits of lower material and freight costs and improvements in negotiated pricing were offset by unfavorable impacts from a shift in business mix and approximately $3 million of inventory adjustments.  The current quarter was also negatively impacted by approximately 60 basis points by variable compensation expense associated with the significant items recorded during the quarter.  In EMEA, cost of sales as a percentage of revenue improved by 140 basis points, driven by lower disruption costs and inefficiencies and initial savings associated with the manufacturing footprint changes, offset in part by an unfavorable shift in business mix.  Cost of sales in the Other category improved by 310 basis points over the prior year, primarily due to the organic revenue growth in the quarter, favorable shifts in business mix and foreign currency benefits.

Operating expenses of $207.4 million in the current quarter represented an increase of $17.6 million compared to the prior year.  Higher variable compensation expense (including approximately $10 million associated with the significant items) and other operating expenses were partially offset by approximately $3.5 million of favorable currency translation effects.

Other income, net improved by $9.1 million in the fourth quarter compared to the prior year, primarily driven by an $8.5 million gain from the partial sale of an investment in an unconsolidated affiliate.

The income tax benefit of $47.4 million in the quarter included a $56 million benefit from the reversal of a valuation allowance recorded against net deferred tax assets in France and approximately $2 million related to the reinstatement of the U.S. research tax credit.

"The changes we implemented in EMEA in fiscal 2015 to align our tax structure with the management of our globally integrated enterprise have generated taxable income for our French subsidiaries and allowed for the partial utilization of net operating loss carryforwards in France throughout fiscal 2016,” said Dave Sylvester, senior vice president and CFO.  “During the fourth quarter, sufficient positive evidence became available, including acceptance of our new tax structure by the U.S. Internal Revenue Service, sustained profitability in our French subsidiaries and other factors, which caused us to reverse the valuation allowance recorded against net deferred tax assets in France.  While the new tax structure significantly reduced the income taxes that we otherwise would have paid in the U.S. for fiscal 2016, when we achieve expected profitability in EMEA, the new structure will result in somewhat higher income taxes than we otherwise would have paid in the U.S."

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $426 million, and total debt was $299 million, at the end of the fourth quarter.

During the fourth quarter, the company repurchased a total of 3.0 million shares of Class A Common Stock for a total cost of $42.1 million. A total of $168.0 million remained under the company's share repurchase authorization at the end of the fourth quarter.

The Board of Directors has declared a cash dividend of $0.12 per share, to be paid on or before April 14, 2016 to shareholders of record as of April 4, 2016. This represents an increase of 0.75 cents per share compared to the third quarter.

Fiscal 2016 Results

For fiscal 2016, the company recorded $3.1 billion of revenue and net income of $170.3 million, or diluted earnings per share of $1.36. Adjusted earnings per share were $1.46 and included approximately $0.42 related to the significant items recorded during the fourth quarter.  In fiscal 2015, the company recorded $3.1 billion of revenue and net income of $86.1 million, or diluted earnings per share of $0.68. Adjusted earnings per share were $0.89.

Organic revenue growth in fiscal 2016 was 3 percent. All segments posted organic revenue growth, with the Americas, EMEA and the Other category growing 3 percent, 1 percent and 4 percent, respectively.

Operating income of $174.6 million for fiscal 2016 compares to operating income of $144.9 million in fiscal 2015. Adjusted operating income increased by $9.0 million from $185.5 million in fiscal 2015 to $194.5 million in fiscal 2016, which included $13.7 million of variable compensation expense associated with the significant items recorded during the fourth quarter.  Strong operating performance in the Americas and the Other category were partially offset by an increased adjusted operating loss in EMEA.

“The fiscal 2016 adjusted operating loss of $43.9 million in EMEA included approximately $20 million of disruption costs and inefficiencies related to our manufacturing footprint changes and approximately $6 million related to the manufacturing and distribution issues experienced in the second and third quarters,” said Dave Sylvester.  “As our EMEA industrial modernization nears completion and our operational performance continues to stabilize, we expect to substantially eliminate these costs and realize the majority of the expected annual savings during fiscal 2017.”

The company repurchased approximately 3.1 million shares under its share repurchase authorization program during fiscal 2016 at a cost of $43.6 million and paid $57.0 million in dividends.

“We had another successful year in fiscal 2016,” said Jim Keane.  “We continued to expand our adjusted operating margin in the Americas, we invested in a number of initiatives expected to improve EMEA’s operating results, we significantly improved our operating results in Asia Pacific and we returned over $100 million to shareholders in the form of dividends and share repurchases.”

Outlook

Order patterns remained mixed during the fourth quarter.  EMEA orders grew approximately 3 percent organically over the prior year, but the growth rates varied significantly on a regional basis.  Orders in the Americas declined 2 percent organically compared to the prior year, driven by continued softness in large project business from our largest customers.  The Other category posted organic order growth of 9 percent, driven primarily by strength in Asia Pacific and Designtex.  As a result, the company expects first quarter fiscal 2017 revenue to be in the range of $690 to $715 million, which reflects an expected range of an organic revenue decline of 3 percent to organic revenue growth of 1 percent compared to the prior year.  The company reported revenue of $705.5 million in the first quarter of fiscal 2016.

“Order patterns in the Americas reflected lower activity from customers in the insurance and energy sectors, both of which had several large projects in the prior year,” said Dave Sylvester.  “The decline in those two sectors had a combined negative impact of approximately 6 percent on total orders in the Americas and was partially offset by net growth across all other vertical markets.”

Steelcase expects to report diluted earnings per share between $0.12 to $0.16 for the first quarter of fiscal 2017.  This estimate includes approximately $0.02 per share of restructuring costs relating to previously announced restructuring actions primarily in the Americas.  Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.14 and $0.18 per share.  Steelcase reported diluted earnings per share of $0.16 and adjusted earnings per share of $0.17 in the first quarter of fiscal 2016.

Other Recent Highlights

  Fortune recognized Steelcase Inc. as one of its 2016 "World's Most Admired Companies" in the Home Equipment and Furnishings industry sector for the 10th consecutive year. Steelcase, the global leader in its industry, moved up the ranks to the 2nd spot in the category earning high remarks in all nine criteria.
  Steelcase introduced its first Global Report: Engagement + The Global Workplace conducted in 17 countries, receiving positive customer response and media traction globally including in the United States, United Kingdom, France and Germany.
  Earlier this fiscal year, Steelcase introduced Brody™ WorkLounge, a cocoon-like space that helps workers regulate their attention and minimize distractions and focus on their tasks by creating a microenvironment for controlled attention. Brody is currently a finalist in the Office & Home category of the Edison Awards.
  Steelcase was, for the fifth consecutive year, honored by 2020 Women on Boards, a grassroots campaign that recognizes companies with 20 percent or more of Board seats held by women.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 26, 2016	February 27, 2015	% Change	February 26, 2016	February 27, 2015	% Change

Revenue
Americas (1)	$545.3	$538.8	1.2%	$2,256.0	$2,180.7	3.5%
EMEA (2)	136.4	145.2	(6.1)%	520.6	595.4	(12.6)%
Other (3)	66.2	65.9	0.5%	283.4	283.6	(0.1)%
Consolidated revenue	$747.9	$749.9	(0.3)%	$3,060.0	$3,059.7	—%

Operating income (loss)
Americas	$44.8	$59.8		$265.2	$259.9
EMEA	(10.9)	(12.4)		(64.3)	(82.8)
Other	1.4	0.2		11.2	4.8
Corporate (4)	(9.5)	(10.6)		(37.5)	(37.0)
Consolidated operating income	$25.8	$37.0		$174.6	$144.9

Operating income percent	3.4%	4.9%		5.7%	4.8%

Revenue mix
Americas (1)	72.9%	71.8%		73.7%	71.3%
EMEA (2)	18.2%	19.4%		17.0%	19.4%
Other (3)	8.9%	8.8%		9.3%	9.3%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, human resources, finance, executive, corporate facilities, legal and research, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q4 2016 vs. Q4 2015
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2015 revenue	$749.9	$538.8	$145.2	$65.9
Divestitures	—	—	—	—
Currency translation effects*	(17.4)	(5.3)	(10.1)	(2.0)
Q4 2015 revenue, adjusted	732.5	533.5	135.1	63.9

Q4 2016 revenue	747.9	545.3	136.4	66.2
Acquisition	(8.2)	(8.2)	—	—
Q4 2016 revenue, adjusted	739.7	537.1	136.4	66.2
Organic growth $	$7.2	$3.6	$1.3	$2.3
Organic growth %	1%	1%	1%	4%

* Currency translation effects represent the estimated net effect of translating Q4 2015 foreign currency revenues using the average exchange rates during Q4 2016.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2016 vs. 2015
	Steelcase Inc.	Americas	EMEA	Other category

2015 revenue	$3,059.7	$2,180.7	$595.4	$283.6
Divestitures	(3.2)	—	(3.2)	—
Currency translation effects *	(110.1)	(19.0)	(79.2)	(11.9)
2015 revenue, adjusted	2,946.4	2,161.7	513.0	271.7

2016 revenue	3,060.0	2,256.0	520.6	283.4
Acquisition	(22.6)	(22.6)	—	—
Year-to-date 2016 revenue, adjusted	3,037.4	2,233.4	520.6	283.4
Organic growth $	$91.0	$71.7	$7.6	$11.7
Organic growth %	3%	3%	1%	4%

*Currency translation effects represent the net effect of translating prior year foreign currency revenues using the average exchange rate on a quarterly basis during the current year.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q1 2017 vs. Q1 2016
Steelcase Inc.

Q1 2016 revenue	$705.5
Currency translation effects*	(1.9)
Q1 2016 revenue, adjusted	703.6

Q1 2017 revenue, projected	$ 690 - $ 715
Acquisition	(6.4)
Q1 2017 projected revenue, adjusted	684 - 709
Organic growth (decline) $	($20) - $5
Organic growth (decline) %	(3%) - 1%

* Currency translation effects represent the estimated net effect of translating Q1 2016 foreign currency revenues using the exchange rates at the end of Q4 2016.

ADJUSTED EARNINGS PER SHARE	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 26, 2016	February 27, 2015	February 26, 2016	February 27, 2015

Diluted earnings per share	$0.62	$0.18	$1.36	$0.68
Restructuring costs per share, net of tax	0.02	0.03	0.10	0.21
Diluted earnings per share, adjusted	$0.64	$0.21	$1.46	$0.89

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	May 27, 2016 (Projected)	May 29, 2015

Diluted earnings per share	$0.12 - 0.16	$0.16
Restructuring costs per share, net of tax	0.02	0.01
Diluted earnings per share, adjusted	$0.14 - 0.18	$0.17

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2016		February 27, 2015		February 26, 2016		February 27, 2015
Revenue	$747.9	100.0%	$749.9	100.0%	$3,060.0	100.0%	$3,059.7	100.0%
Cost of sales	511.0	68.3	516.6	68.9	2,075.5	67.8	2,106.2	68.8
Restructuring costs	2.6	0.4	5.7	0.8	13.3	0.5	37.5	1.2
Gross profit	234.3	31.3	227.6	30.3	971.2	31.7	916.0	30.0
Operating expenses	207.4	27.8	189.8	25.3	790.0	25.8	768.0	25.1
Restructuring costs	1.1	0.1	0.8	0.1	6.6	0.2	3.1	0.1
Operating income	$25.8	3.4%	$37.0	4.9%	$174.6	5.7%	$144.9	4.8%
Interest expense	(4.4)	(0.5)	(4.4)	(0.6)	(17.6)	(0.6)	(17.7)	(0.6)
Investment income	0.2	—	0.2	—	1.5	0.1	1.4	—
Other income (expense), net	8.5	1.1	(0.6)	(0.1)	16.3	0.5	8.4	0.3
Income before income tax expense	30.1	4.0	32.2	4.2	174.8	5.7	137.0	4.5
Income tax expense (benefit)	(47.4)	(6.4)	9.4	1.3	4.5	0.1	50.9	1.7
Net income	$77.5	10.4%	$22.8	2.9%	$170.3	5.6%	$86.1	2.8%

Operating income	$25.8	3.4%	$37.0	4.9%	$174.6	5.7%	$144.9	4.8%
Add: restructuring costs	3.7	0.5	6.5	0.9	19.9	0.7	40.6	1.3
Adjusted operating income	$29.5	3.9%	$43.5	5.8%	$194.5	6.4%	$185.5	6.1%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2016		February 27, 2015		February 26, 2016		February 27, 2015
Revenue	$545.3	100.0%	$538.8	100.0%	$2,256.0	100.0%	$2,180.7	100.0%
Cost of sales	363.3	66.6	358.2	66.5	1,473.6	65.3	1,449.3	66.5
Restructuring costs (benefits)	0.2	0.1	0.8	0.1	2.4	0.1	(10.0)	(0.5)
Gross profit	181.8	33.3	179.8	33.4	780.0	34.6	741.4	34.0
Operating expenses	137.0	25.1	120.0	22.3	517.7	23.0	481.5	22.1
Restructuring benefits	—	—	—	—	(2.9)	(0.1)	—	—
Operating income	$44.8	8.2%	$59.8	11.1%	$265.2	11.7%	$259.9	11.9%
Add: restructuring costs (benefits)	0.2	0.1	0.8	0.1	(0.5)	—	(10.0)	(0.5)
Adjusted operating income	$45.0	8.3%	$60.6	11.2%	$264.7	11.7%	$249.9	11.4%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2016		February 27, 2015		February 26, 2016		February 27, 2015
Revenue	$136.4	100.0%	$145.2	100.0%	$520.6	100.0%	$595.4	100.0%
Cost of sales	104.9	76.9	113.7	78.3	416.3	80.0	465.2	78.1
Restructuring costs (benefits)	2.4	1.8	4.9	3.4	10.9	2.1	47.5	8.0
Gross profit	29.1	21.3	26.6	18.3	93.4	17.9	82.7	13.9
Operating expenses	38.9	28.5	38.2	26.3	148.2	28.5	162.4	27.3
Restructuring costs	1.1	0.8	0.8	0.6	9.5	1.8	3.1	0.5
Operating loss	$(10.9)	(8.0)%	$(12.4)	(8.6)%	$(64.3)	(12.4)%	$(82.8)	(13.9)%
Add: restructuring costs	3.5	2.6	5.7	4.0	20.4	3.9	50.6	8.5
Adjusted operating loss	$(7.4)	(5.4)%	$(6.7)	(4.6)%	$(43.9)	(8.5)%	$(32.2)	(5.4)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2016		February 27, 2015		February 26, 2016		February 27, 2015
Revenue	$66.2	100.0%	$65.9	100.0%	$283.4	100.0%	$283.6	100.0%
Cost of sales	42.8	64.7	44.7	67.8	185.6	65.5	191.7	67.6
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	23.4	35.3	21.2	32.2	97.8	34.5	91.9	32.4
Operating expenses	22.0	33.2	21.0	31.9	86.6	30.5	87.1	30.7
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$1.4	2.1%	$0.2	0.3%	$11.2	4.0%	$4.8	1.7%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$1.4	2.1%	$0.2	0.3%	$11.2	4.0%	$4.8	1.7%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 26, 2016	February 27, 2015	February 26, 2016	February 27, 2015
Operating loss	$(9.5)	$(10.6)	$(37.5)	$(37.0)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(9.5)	$(10.6)	$(37.5)	$(37.0)

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call and webcast at 10:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits), net of tax.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 26, 2016	February 27, 2015	February 26, 2016	February 27, 2015
Revenue	$747.9	$749.9	$3,060.0	$3,059.7
Cost of sales	511.0	516.6	2,075.5	2,106.2
Restructuring costs	2.6	5.7	13.3	37.5
Gross profit	234.3	227.6	971.2	916.0
Operating expenses	207.4	189.8	790.0	768.0
Restructuring costs	1.1	0.8	6.6	3.1
Operating income	25.8	37.0	174.6	144.9
Interest expense	(4.4)	(4.4)	(17.6)	(17.7)
Investment income	0.2	0.2	1.5	1.4
Other income (expense), net	8.5	(0.6)	16.3	8.4
Income before income tax expense	30.1	32.2	174.8	137.0
Income tax expense (benefit)	(47.4)	9.4	4.5	50.9
Net income	$77.5	$22.8	$170.3	$86.1

Earnings per share:
Basic	$0.63	$0.18	$1.37	$0.69
Diluted	$0.62	$0.18	$1.36	$0.68
Weighted average shares outstanding - basic	123.2	123.8	124.3	124.4
Weighted average shares outstanding - diluted	124.3	125.4	125.3	126.0

Dividends declared and paid per common share	$0.1125	$0.1050	$0.4500	$0.4200

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 26, 2016	February 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$181.9	$176.5
Short-term investments	84.1	68.3
Accounts receivable, net	322.7	325.6
Inventories	159.4	166.2
Prepaid expenses	19.6	16.5
Other current assets	56.2	55.5
Total current assets	823.9	808.6

Property, plant and equipment, net	411.6	389.5
Company-owned life insurance ("COLI")	160.4	159.5
Deferred income taxes	211.6	146.5
Goodwill	106.4	107.2
Other intangible assets, net	13.7	14.7
Investments in unconsolidated affiliates	51.0	59.1
Other assets	30.0	34.5
Total assets	$1,808.6	$1,719.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$209.6	$215.0
Short-term borrowings and current portion of long-term debt	2.5	2.5
Accrued expenses:
Employee compensation	169.9	151.9
Employee benefit plan obligations	36.5	29.4
Customer deposits	18.6	25.1
Product warranties	23.6	22.4
Other	99.9	97.4
Total current liabilities	560.6	543.7

Long-term liabilities:
Long-term debt less current maturities	296.6	279.6
Employee benefit plan obligations	142.5	158.2
Other long-term liabilities	72.0	74.3
Total long-term liabilities	511.1	512.1
Total liabilities	1,071.7	1,055.8

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	5.0
Accumulated other comprehensive loss	(39.6)	(29.4)
Retained earnings	776.5	688.2
Total shareholders’ equity	736.9	663.8
Total liabilities and shareholders’ equity	$1,808.6	$1,719.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 26, 2016	February 27, 2015
OPERATING ACTIVITIES
Net income	$170.3	$86.1
Depreciation and amortization	65.7	59.9
Gain from partial sale of investment in unconsolidated affiliate	(8.5)	—
Deferred income taxes	(68.3)	0.4
Restructuring gain on sale of fixed assets	(2.9)	(12.0)
Non-cash stock compensation	21.0	18.4
Equity in income of unconsolidated affiliates	(13.5)	(15.2)
Dividends received from unconsolidated affiliates	12.5	10.7
Other	0.4	(5.1)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	0.7	(43.7)
Inventories	6.8	(27.2)
Assets related to derivative instruments	22.3	(23.8)
VAT recoverable	(28.9)	(4.3)
Other assets	2.9	12.1
Accounts payable	(4.1)	12.6
Restructuring reserve	(4.2)	5.6
Employee compensation liabilities	20.1	(0.8)
Accrued expenses and other liabilities	(5.9)	10.5
Net cash provided by operating activities	186.4	84.2

INVESTING ACTIVITIES
Capital expenditures	(93.4)	(97.5)
Proceeds from disposal of fixed assets	5.6	19.7
Purchases of investments	(105.7)	(91.4)
Liquidations of investments	95.1	149.1
Proceeds from partial sale of investment in unconsolidated affiliate	18.0	—
Acquisitions, net of cash acquired	(6.9)	—
Other	(0.5)	5.8
Net cash used in investing activities	(87.8)	(14.3)

FINANCING ACTIVITIES
Dividends paid	(57.0)	(52.5)
Common stock repurchases	(56.4)	(36.3)
Excess tax benefit from vesting of stock awards	7.0	1.6
Borrowings of long-term debt, net of issuance costs	50.0	—
Repayments of long-term debt	(33.7)	(2.5)
Borrowings of lines of credit	1.1	—
Repayments of lines of credit	(1.1)	(0.1)
Net cash used in financing activities	(90.1)	(89.8)

Effect of exchange rate changes on cash and cash equivalents	(3.1)	(5.4)

Net increase (decrease) in cash and cash equivalents	5.4	(25.3)
Cash and cash equivalents, beginning of period	176.5	201.8
Cash and cash equivalents, end of period	$181.9	$176.5

CONTACT:
Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Laura VanSlyke
Corporate Communications
(616) 262-3091